Exhibit 99.1

IA GLOBAL ANNOUNCES ADDITIONAL FUNDING FROM INTER ASSET JAPAN LBO NO 1 FUND AND NEW EMPLOYMENT AGREEMENT WITH MARK SCOTT, THE COMPANY’S CHIEF FINANCIAL OFFICER

SAN FRANCISCO, CA. August 24, 2009/Business Wire

IA Global Inc. (NYSE AMEX US: IAO) announced today that that it received $200,000 under a Stock Purchase Agreement dated August 17, 2009 with Inter Asset Japan LBO No 1 Fund, an existing shareholder of the Company. Under the terms of the Agreement, the Company agreed to issue and sell to the investor 5,000,000 shares of the Company’s common stock for an aggregate purchase price of $200,000, or $0.04 per share.

Also under the terms of the Stock Purchase Agreement, the investor has committed to purchase, and the Company has agreed to issue and sell to the investor, additional shares of the Company’s common stock in accordance with the following schedule:

•	2,500,000 shares at a purchase price of US$.04 per share, or an aggregate price of US$100,000 on or before September 4, 2009.

•	1,250,000 shares at a purchase price of US$.04 per share, or an aggregate price of US$50,000 on or before September 18, 2009.

•	50,000,000 shares at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000 on or before November 10, 2009.

Inter Asset Japan LBO N. 1 Fund’s obligation to purchase the foregoing shares by the date specified is conditioned upon the representations and warranties of the Company contained in the Stock Purchase Agreement being accurate as of the date of such closing.

Finally, the investor has the option, but not the obligation, to purchase, on or before December 31, 2009, an additional 50,000,000 shares of common stock at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000.

The Stock Purchase Agreement contains certain representations and warranties of the investor and the Company, including customary investment-related representations provided by the investor, as well as acknowledgements by the investor that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.

The Stock Purchase Agreement also grants registration rights that it may exercise at its option and provides the Shareholder with a right of first offer if the Company proposes to issue securities in the future (subject to certain customary exceptions).

The Company also announced that on August 24, 2009, the Company entered into a new Amended and Restated Employment Agreement with Mark Scott, the Company’s Chief Financial Officer, which replaces his Employment Agreement dated September 5, 2007.

Mr. Scott’s new Employment Agreement has a one year term beginning on August 24, 2009, and is renewable on a mutually agreeable basis. The Company will pay Mr. Scott an annual base salary of $96,000, and will provide for participation in the Company’s benefit programs available to other senior executives (including group insurance arrangements). Also under the new Employment Agreement, Mr. Scott is eligible for discretionary performance bonuses based upon performance criteria to be determined by the Company’s Compensation Committee based on criteria under development. If Mr. Scott’s employment is terminated without Cause (as defined in the new Employment Agreement), Mr. Scott will be entitled to a payment equal to one year’s annual base salary paid at the Company’s discretion in a lump sum or over the next year.

The board of directors awarded Mr. Scott 200,000 shares of Restricted Stock and an option to purchase 300,000 shares of the Company’s common stock. The awards were granted at the fair market price of $0.05 per share based on the adjusted closing price on August 20, 2009, the last trading day before the board of director meeting. In accordance with the 2007 Stock Incentive Plan, the Restricted Stock vests on November 23, 2009 and the stock option vests quarterly over three years and expires on August 23, 2019.

Mr. Scott stated “I am pleased to revise my Employment Agreement to be based on a performance and equity basis, which aligns me more closely with the Company’s investors and shareholders. I believe the upside potential of the Company will be rewarding to our shareholders and myself.”

About IA Global, Inc.

IA Global, Inc. (“IA Global”) is a Business Process Outsourcing (“BPO”) and Financial Services corporation targeting the B2B and B2C markets in the Asia Region, the US and Australia. The Company is seeking to expand its investments in the BPO, B2B and Financial services sectors. In Japan, IA Global is 100% owner, except as disclosed, of Global Hotline, Inc., a BPO organization, operating several major call centers providing primarily outbound telemarketing services for telecommunications and insurance products. In the Philippines, IA Global operates as Global Hotline Philippines Inc., a BPO organization, providing inbound and outbound telemarketing services, and collocation facilities to a variety of industries. In the Asia region, the Company has equity investments of 20.25% in Slate Consulting Co Ltd, 36.0% in Australian Secured Financial Limited and 12.6% in Taicom Securities Co. Ltd.

For further information, contact:

Investor Relations

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

415-946-8828 (t)

415-946-8801 (f)

ir@iaglobalinc.com

www.iaglobalinc.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of IA Global. Specifically, we are exposed to various risks related to a decline in general economic conditions, our need for additional financing, our level of indebtedness, our Global Hotline business and contested ownership, our ASFL investment, our NYSE AMEX listing, our controlling shareholder groups, the sale of significant numbers of our shares and a volatile market price for our common stock. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.